Exhibit 99.1

NEWS—FOR IMMEDIATE RELEASE

Gemma Renewable Power LLC Signs EPC Contract and Receives Notice to Proceed for

$18 million Wind Farm Project

January 23, 2012 — Rockville, MD – Argan, Inc. (NYSE AMEX: AGX) announced that its wholly-owned affiliate Gemma Renewable Power LLC has signed an approximately $18 million EPC contract with Patton Wind Farm LLC, a wholly-owned subsidiary of EverPower Wind Holdings, Inc. to design and build a 30 MW wind farm. The Patton Wind Farm located near Ebensburg, Pennsylvania will consist of 15 Gamesa wind turbines. In addition to erecting towers and wind turbines, Gemma Renewable Power will provide design and construction of access roads, foundations, electrical collection systems and an interconnecting substation. Gemma Renewable Power has received a Notice to Proceed on this contract with an anticipated completion in December 2012.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “We are very pleased to sign the EPC contract with Patton Wind and welcome the opportunity to work with the EverPower team on this wind farm project.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	Arthur Trudel

301.315.0027	301-315-8072